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                                                                   EXHIBIT 10.34




                              EMPLOYMENT AGREEMENT

This Agreement is made April 13, 1999, by and between Digital Transmission Systems, Inc., a Delaware corporation with offices at 3000 Northwoods Parkway, Bldg 330, Norcross, GA 30071, ("DTS") and Andres C. Salazar (the "Employee") who resides at 6225 Cherokee Way, Suwanee, GA 30024.



WITNESSETH

WHEREAS, the Employee desires to be employed by DTS (the "Employer") and the Employer desire to employ the Employee upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter contained the parties hereto agree as follows:

I. EMPLOYMENT

1.1 Employment. Subject to the provisions for termination as hereinafter provided, the terms of this Agreement shall begin on the date first written above and shall terminate on March 1, 2000 (the "Employment Period"). The date of termination of employment whether initiated by Employee or Employer is hereinafter designated "Date of Termination." The time between the Date of Termination and the point at which the terminated Employee receives no more compensation, aside from vacation pay or other insurance or medical benefits, from the Employer as provided herein is hereinafter designated the "Severance Period". Compensation payments during the Severance Period will be referred to herein as "Severance Payments."

1.2 Renewal. Subject to the provisions for termination as hereinafter provided, this Agreement shall be automatically renewed for two (2) successive one (1) year terms commencing on March 2, 2000 (the "Renewal Periods") unless, during the following periods, either party to this Agreement shall notify the other party, the Employee being one of the parties, in writing of its desire not to renew this Agreement; provided, however, any action required to be taken with respect to this Employment Agreement by the Employer shall only be taken after the Compensation Committee of the Employer approves such action, and provided that a notice period of sixty (60) days is required in order to prevent an automatic renewal of this Agreement.

1.3  Duties.
      (a) DTS. Subject to Section 1.4, the Employee hereby promises to perform and discharge well and favorably the duties of DTS CHIEF EXECUTIVE OFFICER
      (CEO) and to perform services in such additional capacities as may be directed by the DTS Board of Directors. As



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      DTS CEO, the Employee's duties shall consist of the usual and customary duties of his position and he shall be subject to the direction of the DTS Board of Directors, and shall at all times have the authority as shall reasonably be required to enable him to discharge such duties in an efficient manner. (b) Microtel. Also subject to Section 1.4 and to the approval to the Board of Directors of DTS, the Employee hereby promises to perform and discharge well and favorably the duties of SENIOR VICE PRESIDENT, GROUP EXECUTIVE (SVP - Microtel) of Microtel International, Inc. ("Microtel") under the direction of Carmine Oliva, President and CEO of Microtel. As SVP - Microtel, the Employee's duties shall consist of:
      (i) a group level supervision of DTS and CXR Telcom, Inc., (ii) Chairman of the Microtel Strategy and Action Board (SAB) and (iii) Product Line Manager of all telecommunications products in Microtel and its affiliated companies. (c) Role Development. During the course of performing his duties under (a) and (b) of this Section Employee may be alerted to a situation in which a conflict of interest may exist. The parties to this Agreement agree that the Employee's role in such a situation will conform to the advice given by Employer corporate counsel(s) (or if such advice is contradictory, the advice of his personal counsel). Further, if Employee's role is contrary to direction of Employer, Employee will not be penalized in any way by any term or condition of this Agreement.

1.4 Redesignation. The Employer may, in its discretion, elect or appoint the Employee to offices or positions at DTS or at Microtel other than, or in addition to DTS CEO, (hereinafter the "Redesignation") by providing the Employee with prompt written notice of the Redesignation. If any Redesignation and related addition to and/or reduction of Employee's duties results in a substantial net change in the scope of the Employee's responsibilities, the Employee may elect, in his sole discretion, not to accept such Redesignation and to resign upon providing written notice of his resignation to the Employer not less than thirty (30) days after the Employee has been provided with written notice of the Redesignation. In such event, if such termination of employment occurs following a Redesignation during the Employment Period, the Employer shall pay the Employee his total monthly compensation rate, as provided herein, for twelve (12) months following the effective date of such resignation or until March 1, 2000, whichever is longer. In the event that the Redesignation shall occur at any time after the Employment Period, and during one of the Renewal Periods, the Employer shall pay the Employee his total monthly compensation rate, as provided herein, for twelve (12) months following the effective date of such resignation. All sums owing hereunder in the event of a Redesignation and a subsequent resignation by the Employee shall be paid on regular payroll periods of the Employer following the effective date of such resignation.

1.5 Other Business Activities. The Employee shall devote his full time attention and energies to the business of the Employer and shall not, so long as he remains in the employ of the Employer, be engaged in any other employment or business of substantial nature, whether or not such business activity is pursued for gain and profit, without the written consent of the Employer. Nothing contained herein, however, shall be construed as preventing the


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      Employee from (i) making passive investments of his assets in such form or manner as he desires, providing such investments: (a) do not require the Employee to render services in the operations or affairs of the firms, corporations or other entities in which such investments are made, and (b) are not made in any business directly or indirectly competing with the Employer or its subsidiaries or affiliated corporations, if any, unless the stock of such company is listed on a national stock exchange and the Employee owns less than three percent (3%) of the outstanding voting securities, or (ii) becoming a member of the Board of Directors of any other corporation that the Employee desires, provided that the corporation upon whose Board the Employee is a member of is not, in the sole discretion of the Employer's Board of Directors, in competition with the business of the Employer.

1.6 Voluntary Resignation. The Employee has the right at any time to voluntarily resign his employment by giving sixty (60) days written notice to the Employer. In the event of voluntary resignation, the Employee will have the right to be paid within sixty (60) days of date of termination for unused vacation and any bonuses earned, but not yet paid. In the event of voluntary resignation, the Employee will be bound by Section IV and
      Section V of this Agreement.

II. COMPENSATION

2.1 Annual Salary. The Employer shall pay to the Employee in compensation for Employee's services hereunder to Employer, in aggregate, a "Base Salary" for the Employment Period at an annualized rate of One Hundred and Eighty Five Thousand Dollars ($185,000) payable in equal periodic installments in accordance with the customary payroll policy of the Employer. Should this Agreement be renewed per Section 1.2 the Employee will have a performance review and a compensation review on an annual basis. On the basis of these reviews, the Employee's total compensation package - base salary, bonus amount and stock option grants - will be revised, if warranted, to provide continuing incentives and recognize and reward performance in leadership commensurate with the position held by the Employee. In addition, the Employee will also be eligible for an Executive Bonus under the Management Bonus Program approved annually by the Employer whereby both the Employer and the Employee meet mutually agreeable goals. The sum of the annual base salary plus the sum of the last four quarters of Executive Bonus earned divided by twelve are defined as the total "monthly compensation rate" in this Agreement. Salary and any bonus amount will be paid by DTS as long as Employee remains a DTS employee with reimbursement to DTS by Microtel for that part of Employee's compensation which is earned for work performed for Microtel. Initially, the compensation will be partitioned 60% due to work performed for Microtel and 40% due to work performed for DTS. This "ratio" will be visited every six months by DTS and Microtel and adjusted accordingly. Should Employee assume a role for Microtel for which employment termination at DTS is justified, at that point Employee's compensation will be borne 100% by Microtel.

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2.2  Expenses. The Employer agree to promptly reimburse the Employee against his receipts for all reasonable business expenses incurred by him during the Employment Period or Renewal Periods in connection with the performances of his services hereunder. Business expenses incurred by Employee for services performed for Microtel will be paid by Microtel whereas expenses incurred by Employee for services performed for DTS will be paid by DTS.

2.3 Bonuses. The Employer agrees that the Employee will be entitled to participate in any bonus or similar plan approved by the Employer's Board of Directors as described in Section 2.1.

2.4 Stock Options and Other Incentive Plans. As a part of this Agreement's initiation and pending Employer Board of Director approval, the Employee will be granted one hundred and fifty thousand (150,000) options for DTSX common stock shares at the market closing price as of the date of this Agreement which shall vest quarterly over a period of no more than three years. The Employee shall also continue to be eligible to participate in any Incentive Stock Option or Non-Qualified Stock Option Plan or other incentive plans duly approved by the Board of Directors for implementation within DTS.

2.5 Additional Benefits. The Employee shall continue to be entitled to four weeks vacation annually, medical insurance, and other fringe benefits made available to the Employer's employees generally and a $500 per month car allowance.

III. TERMINATION OF EMPLOYMENT

3.1 Termination Due To Death. If during the Employment Period or Renewals thereof, Employee shall die, this Agreement shall terminate, except that the monthly compensation rate or other amounts payable hereunder, to or for the benefit of Employee shall be paid for one (1) year following the death of the Employee to such person or persons as Employee may designate by notice to the Employer from time to time or, in the absence of such designation, to his legal representatives.

3.2 Termination Due To Disability. If during the Employment Period, or Renewals thereof, Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder (i) for a period of 120 consecutive days, or (ii) for shorter periods aggregating 180 days during any period of eighteen consecutive months, the Employer may at any time after the last day of the 120 consecutive days of disability or the day on which the shorter periods of disability shall have equaled an aggregate of 180 days, by 10 days written notice to Employee (but before Employee has recovered from such disability), terminate this Agreement. Notwithstanding such disability, the Employer shall continue to pay Employee compensation or other amounts payable hereunder, to or for the benefit of Employee up to and including the date twelve months after the effective date of such termination.

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3.3   Termination for Cause. The Employer may at any time during the Employment
      Period and any Renewals thereof, by notice, terminate this Agreement and discharge the Employee for cause, whereupon the Employer's obligation to pay any compensation, severance allowance, or other amounts payable hereunder to or for the benefit of Employee shall terminate on the date of such discharge, notwithstanding anything herein contained to the contrary. As used herein, the term "for cause" shall be deemed to mean and include chronic substance abuse; misappropriation of any money or other assets or properties of the Employer or its subsidiaries; willful violation of specific and lawful written directions from his superiors or from the Board of Directors of the Employer; willful failure or refusal to perform the services required of Employee under this Agreement; other breaches of the covenants contained herein; willful disclosure of trade secrets or other confidential information resulting in substantial detriment to the Employer as documented by the Employer under oath or affirmation; conviction in a court of competent jurisdiction of any crime involving the funds or assets of the Employer including, but not limited to, embezzlement and larceny; any civil or criminal conduct or personal misbehavior including sexual harassment which is detrimental to the image, reputation, welfare or security of the Employer where such misconduct or misbehavior and judgment have been documented by the Employer under oath or affirmation; and any other acts or omissions that constitute grounds for cause under the laws of the states of Georgia, Delaware, California, Massachusetts or Illinois, or such other states or locations wherein the Employer may have operations.

3.4 Termination Without Cause. The Employer may terminate this Agreement "without cause" at any time upon sixty (60) days written notice to the Employee. In the event the Employer does terminate this Agreement without it being for cause, the Employee, if requested in writing by the Employer, shall continue to render services at full compensation until the effective date of such termination; but in no case shorter than sixty (60) and longer than ninety (90) days. Thereafter, during the Employment Period, Employee shall be paid at his total monthly compensation rate for twelve
      (12) months following the effective date of such termination, or until April 12, 2000, whichever is the longer period, constituting the Severance Period under this Section. In the event such termination pursuant to this
      Section 3.4 occurs during any of the Renewal Periods after April 12, 2000, the Employee shall be paid his total monthly compensation rate for twelve
      (12) months following the date of termination, constituting the Severance Period under this Section, as well as all other amounts payable hereunder. Termination "without cause" shall include: the ceasing of operations due to bankruptcy, and/or the general inability of the Employer to meet the Employer's obligations as they become due, or upon non-renewal of this Agreement.

3.5 Termination Without Cause Following a Change in Control. This Agreement may be terminated by Employer, or successor to Employer, upon sixty (60) days written notice to Employee upon the happening of any of the following events:

      a.  Sale by Employer of substantially all of its assets;

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      b. Sale, exchange or other disposition of two-thirds or more of the outstanding capital stock of the Employer;

      c. Merger or reorganization in which shareholders of the Employer immediately prior to such merger or reorganization receive less than fifty percent (50%) of the outstanding voting shares of the successor corporation.

      d. Change in Employer Board of Directors membership of more than fifty percent.

      In the event that the Employee's employment is terminated without cause within two years following a change of control, the Employer or successor to Employer shall:

      a. Pay to Employee, in installments, the Employee's total compensation rate for twelve (12) months and all other amounts payable hereunder following the effective date of such termination or until April 12, 2000, whichever is the longer period, constituting the Severance Period under this Section.

      b. In the event such termination occurs during any of the Renewal Periods, pay to Employee his monthly compensation rate for twelve (12) months or until the end of the renewal period, whichever is longer plus all other amounts payable hereunder, constituting the Severance Period under this Section.

      c. Pay to Employee any Executive Bonus awarded but not yet paid.

      d. Continue Employee's coverage in all benefit programs in which he was participating on the date of his termination of employment until the earlier of (a) the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer, or (b) if termination occurs during the term of this Agreement, a date twelve months after the Date of Termination.

      e. Accelerate vesting of stock options by two (2) years.

3.6. Status during Severance Period. If the Employee is terminated without cause as defined in Section 3.4 or 3.5, whatever vacation compensation due Employee on the Date of Termination will not add to but be part of the compensation awarded during the Severance Period. Severance payments under this Agreement will end 14 days after full time employment of Employee in any similar corporate position with monthly income equal to or greater than 80% of the monthly compensation rate as defined in Section 2.1. This clause is not designed to eliminate termination benefits in the event of a non-profit, public service or volunteer position, even though the position may require forty hours a week or more to fulfill. Severance Payments will be allowed if the employee chooses to set up a new business totally unrelated to any business of Employer and that is not expected to produce significant earnings (less than 80% of the monthly compensation rate as defined in Section


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      2.1) for the length of the Severance Period. If Employee breaches any covenant contained in this Agreement, inclusive of those contained in
      Section IV and V, any benefits (including stock option vesting) and payments otherwise due under the terms of this Agreement shall cease and Employer shall have no further liability for such payments. Stock Options held by Employee at Date of Termination will continue to vest during the Severance Period.

3.7. Waiver and Mutual Release upon Termination. Should Employee receive compensation and/or benefits, during a Severance Period, for termination without cause as defined in Section 3.4 or 3.5, and excepting for the set of benefits and compensation stated herein due Employee during such Severance Period, effective as of the Date of Termination, the Employer and the Employee will otherwise completely, mutually and reciprocally release, discharge, acquit each other from all other claims, contracts, actions, suits, demands, agreements, liabilities, and proceedings of every nature and description both at law and in equity that either party has or may have against the other, arising from the beginning of time to the date of termination, including but not necessarily limited to any incident or claim resulting from employment with Employer.

IV. COVENANTS NOT TO COMPETE

4.1 The Employee agrees that during the term of this Agreement, or (i) in the event of a termination pursuant to Section 3.3, 3.4, 3.5 or (ii) in the event of a resignation upon Redesignation for the Interim Period as defined in Section 1.4 or (iii) in the event of a resignation under
      Section 1.6, and, thereafter for a period of twelve (12) months he will not act as a principal, agent, Employee, employer, consultant, control person, stockholder, director or co-partner of any person, firm, business entity other than the Employer, or in any individual representative capacity whatsoever, directly or indirectly, with up to five companies, including their wholly owned subsidiaries or divisions, specified by the Employer in Schedule A and which may be modified from time to time at the Employer's option. The employee will not:

      a) engage or participate or be employed in any of these five companies whose products or services are competitive with those of the Employer anywhere in the United States of America; provided, however, that the ownership by the Employee of not more than three percent (3%) of a corporation or similar business venture shall not be deemed to be a violation of this covenant as long as the Employee does not become a controlling person or actively involved in the management of such corporation or business venture;

      b) approach, solicit business from, or otherwise do business or deal with any customer of the Employer in connection with any product or service from one of these five companies competitive with any provided by the Employer; provided, however, the Employee may approach, solicit business from, or otherwise do business or deal with any subsidiary or division of any customer of the Employer provided that such customer's division or


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            subsidiary does not provide a product or service competitive with any provided by the Employer.

      c) approach, counsel, solicit, assist to solicit or attempt to induce any person who is then in the employ of the Employer, its affiliates or subsidiaries to leave the employ of the Employer, or employ, or attempt to employ on behalf of any person or entity any such person or persons who at any time during the preceding six months was in the employ of the Employer;

      d) aid or counsel any other person, firm, corporation or business entity to do any of the above.

      e) For purposes of this Section 4.1, the term "customer" shall mean (i) any person or entity who was a customer of the Employer at any time during the last two months of the Employee's employment by the Employer; (ii) any prospective customer to whom the Employer had made a presentation, or similar offering of product(s) during the last year of the Employee's employment by the Employer.

      f) The Employee acknowledges (i) that his position with the Employer requires performance of services which are special, unique, extraordinary and intellectual in character and places him in a position of confidence and trust with the customers and employees of the Employer, through which, among other things, he shall obtain knowledge of such organization's "technical information" and "know how" and become acquainted with their customers, in which matters such organizations have substantial proprietary interests, (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Employer, and (iii) that the Employer would not have entered into this Agreement unless such covenants were included herein.

      g) The Employee also acknowledges that the business of the Employer presently extends throughout the world, that he has personally supervised or engaged in such business on behalf of the Employer, or will do so pursuant to the terms of this Agreement, and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area than is set forth therein. The Employee also represents to the Employer that the enforcement of such covenants will not prevent the Employee from earning a livelihood.

      If any of the provisions of this Section, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify


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      the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, separable into diverse and independent covenants.

V. CONFIDENTIAL INFORMATION

5.1 Disclosure of Information. The Employee recognizes and acknowledges that the financial information, trade secrets, technical information, and confidential or proprietary information of the Employer, including such information as may exist from time to time, and information as to the identity of customers or prospective customers of the Employer and other similar items, are valuable, special and unique assets of the Employer's business, access to and knowledge of which are essential to the performance of the duties of the Employee hereunder. Unless compelled by court order or other legal process including legal claims by Employee of breach of this Agreement by Employer, the Employee will not, during or after the term hereof, in whole or in part, disclose such secrets or confidential, technical or proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property or information for his own purpose or for the benefit of any person, firm, corporation or other entity (except the Employer) under any circumstances, during or after the term hereof, provided that after the term hereof these restrictions shall not apply to such secrets or information which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets or information entering the public domain without the consent of the Employer).

5.2 Ownership of Inventions. All of the Employee's right, title and interest in all developments or improvements devised or conceived by the Employee, alone or with others, during his working hours, as well as in all developments or improvements devised or conceived by the Employee, alone or with others, which relate to any business in which the Employer is then engaged or contemplating engaging in, regardless of when devised or conceived, is the exclusive property of the Employer. The Employee shall promptly disclose all such developments and improvements to the Employer. The Employee shall not use or disclose any such developments or improvements, other than in furtherance of the Employer's business, without the Employer's prior written consent

5.3 Return Memoranda. Employee hereby agrees to deliver to the Employer within five days of the date of termination of his employment, or at any other time the Employer may so request, all keys, credit cards issued by the Employer to the Employee, equipment including calculators, personal computers, organizers, cellular telephones, memoranda, notes, records,


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      reports, manuals, drawings and other documents (and all copies thereof)
      relating to the Employer's business and all property associated therewith, which he may then possess or have under his control.

5.4 Confidentiality of this Agreement. Employee hereby agrees to not disclose, directly or indirectly, either the amount or terms of this Agreement to any person other than Employee's immediate family, attorney and accountant, unless compelled to do so by court order or other lawful process including claims by Employee of breach of contract by Employer.

5.5 Non-disparagement. Except in legal claims by Employee of breach of contract by Employer, Employee agrees not to: (a) encourage, support, or solicit claims against the Employer); (b)criticize, denigrate, or otherwise speak adversely regarding the Employer, its (their) policies and practices and/or its (their) personnel, officers, or directors.

VI. INJUNCTIVE RELIEF

6.1 The Employee acknowledges that the remedy at law for any breach or threatened breach of Articles IV and V hereof by the Employee will be inadequate, and that, accordingly, the Employer shall, in addition to all other available remedies (including the immediate termination of any compensation and/or benefits during the Severance Period and without limitation , seeking such damages as it can be shown it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security, and without having to prove the inadequacy of the available remedies at law. The Employee agrees not to plead or defend on grounds of adequate remedy at law or any similar defense in any action by the Employer against him, or injunctive relief, or for specific performance of any of his obligations pursuant to Articles IV and V hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach.

VII. MISCELLANEOUS PROVISIONS

7.1 Notices and Communications. All notices and communications hereunder shall be in writing and shall be hand-delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the address first above written or to such other address of which notice shall have been given in the manner herein provided.

7.2 Entire Agreement. All prior or contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties. This Agreement may not be modified, amended, changed or discharged except when executed in writing and signed by both parties hereto, and then only to the extent therein set forth.

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7.3   Assignment. This Agreement may be assigned by the Employer and shall be binding upon and inure to the benefit of the Employer's assigns and successors. The services to be performed by the Employee pursuant to this Agreement may not be assigned by the Employee.

7.4 Waiver. No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

7.5 Indemnification. The Employer will indemnify Employee, to the maximum extent permitted by applicable law and the By-laws of the Employer, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or other reason of his being an officer, director or employee of the Employer or any subsidiary or affiliate thereof subject to applicable law.

7.6 Section Headings. The Section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this Agreement nor used in any interpretation thereof.

7.7 Governing Law. This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the state of Delaware, or until such time as the Employer's state of incorporation may be changed to another state within the United States, at which point the relationship of the parties would then be governed by, and construed in accordance with, the laws of the new state of incorporation.

7.8 Cooperating In Pending or Future Litigation. Except in legal claims by Employee of breach of contract by Employer, Employee, as a former employee and/or officer, agrees and warrants that he shall cooperate fully in the defense of the Employer, its parent, subsidiary, or affiliated companies, or its present or former directors, officers, employees, or agents in any litigation or controversy now existing or which may arise in the future in which Employee has knowledge of the facts or circumstances. Employee agrees and warrants that his cooperation concerning pending, future, or threatened litigation is not the result of any payments made to the Employee pursuant to this Agreement and release.

                            PERSONAL AND CONFIDENTIAL



IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

DIGITAL TRANSMISSION SYSTEMS, INC.



Dated:                                        Dated:
      ----------------------                        ----------------------


----------------------------                  ----------------------------
Carmine Oliva                                 Andres C. Salazar
DTS Chairman of the Board                     CEO


Dated:
      ---------------------


---------------------------
Ed Kantor
DTS Board of Directors

                                   SCHEDULE A

                               Competitors to DTS


ADC

Premisys Communications

CAC (Carrier Access Corporation)

Paragon Networks, International

Verilink




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